Exhibit 99.3

PRO FORMA VALUATION REPORT

ESSA BANCORP, INC.

PROPOSED HOLDING COMPANY FOR

ESSA BANK & TRUST

Stroudsburg, Pennsylvania

Dated as Of:

November 24, 2006

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

November 24, 2006

Board of Directors

ESSA Bank & Trust

200 Palmer Street

Stroudsburg, Pennsylvania 18360

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion of ESSA Bank & Trust, Stroudsburg, Pennsylvania (“ESSA Bank” or the “Bank”). The common stock issued in connection with the Bank’s conversion will simultaneously be acquired by a holding company, ESSA Bancorp, Inc. (“ESSA Bancorp” or the “Company”). Pursuant to the plan of conversion, ESSA Bancorp will offer its stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including ESSA Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of ESSA Bank & Trust adopted the plan of conversion on July 25, 2006 and amended it on November 21, 2006, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a Pennsylvania-chartered mutual savings association to a Pennsylvania-chartered stock savings association and become a wholly-owned subsidiary of ESSA Bancorp, a newly formed Pennsylvania corporation. ESSA Bancorp will offer 100% of its common stock to qualifying depositors of ESSA Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicated community offering of registered broker-dealers. Going forward, ESSA Bancorp will own 100% of the Bank’s stock, and the Bank will initially be ESSA Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

November 24, 2006

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, ESSA Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of ESSA Foundation (the “Foundation”). The Foundation will be funded with ESSA Bancorp common stock contributed by the Company in an amount equal to 7.0% of the shares of common stock issued in the offering and cash equal to 1.0% of the gross proceeds raised in the conversion offering . The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which ESSA Bank operates and to enable those communities to share in ESSA Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank and the other parties engaged by ESSA Bank to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank’s and the Company’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with ESSA Bank’s management; S.R. Snodgrass., the Bank’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., ESSA Bank’s conversion counsel; and Ryan Beck & Co., Inc., which has been retained as the financial and marketing advisor in connection with the Bank’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which ESSA Bank operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the

Board of Directors

November 24, 2006

potential impact of such developments on ESSA Bank and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of ESSA Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared ESSA Bank’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on ESSA Bank’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers ESSA Bank only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that ESSA Bank intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of November 24, 2006, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $117,700,000 at the midpoint, equal to 11,770,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $100,045,000 and a maximum value of $135,355,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total

Board of Directors

November 24, 2006

shares outstanding of 10,004,500 at the minimum and 13,535,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $155,658,250 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 15,565,825. Based on this valuation range, the offering range is as follows: $93,500,000 at the minimum, $110,000,000 at the midpoint, $126,500,000 at the maximum and $145,475,000 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 9,350,000 at the minimum, 11,000,000 at the midpoint, 12,650,000 at the maximum and 14,547,500 at the supermaximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of ESSA Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of ESSA Bank as of September 30, 2006, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of ESSA Bank, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The

Board of Directors

November 24, 2006

reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

William E. Pommerening
Chief Executive Officer and
Managing Director

Gregory E. Dunn
Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS

ESSA BANK & TRUST

Stroudsburg, Pennsylvania

DESCRIPTION	PAGE NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS
Introduction	1.1
Plan of Conversion	1.1
Strategic Overview	1.2
Balance Sheet Trends	1.5
Income and Expense Trends	1.9
Interest Rate Risk Management	1.12
Lending Activities and Strategy	1.13
Asset Quality	1.16
Funding Composition and Strategy	1.16
Subsidiary Activities	1.17
Legal Proceedings	1.18

CHAPTER TWO MARKET AREA
Introduction	2.1
Market Area Demographics	2.1
National Economic Factors	2.4
Local Economy	2.8
Market Area Deposit Characteristics	2.10
Competition	2.10

CHAPTER THREE PEER GROUP ANALYSIS
Peer Group Selection	3.1
Financial Condition	3.5
Income and Expense Components	3.8
Loan Composition	3.12
Interest Rate Risk	3.12
Credit Risk	3.15
Summary	3.17

RP® Financial, LC.

TABLE OF CONTENTS

ESSA BANK & TRUST

Stroudsburg, Pennsylvania

(continued)

DESCRIPTION	PAGE NUMBER
CHAPTER FOUR VALUATION ANALYSIS
Introduction	4.1
Appraisal Guidelines	4.1
RP Financial Approach to the Valuation	4.1
Valuation Analysis	4.2
1. Financial Condition	4.3
2. Profitability, Growth and Viability of Earnings	4.4
3. Asset Growth	4.6
4. Primary Market Area	4.6
5. Dividends	4.8
6. Liquidity of the Shares	4.9
7. Marketing of the Issue	4.9
A. The Public Market	4.10
B. The New Issue Market	4.15
C. The Acquisition Market	4.16
8. Management	4.19
9. Effect of Government Regulation and Regulatory Reform	4.20
Summary of Adjustments	4.20
Valuation Approaches	4.20
1. Price-to-Earnings (“P/E”)	4.22
2. Price-to-Book (“P/B”)	4.24
3. Price-to-Assets (“P/A”)	4.24
Comparison to Recent Offerings	4.24
Valuation Conclusion	4.25

RP® Financial, LC.

LIST OF TABLES

ESSA BANK & TRUST

Stroudsburg, Pennsylvania

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.6
1.2	Historical Income Statements	1.10

2.1	Summary Demographic Data	2.3
2.2	Primary Market Area Employment Sectors	2.9
2.3	Unemployment Trends	2.9
2.4	Deposit Summary	2.11
2.5	Market Area County Deposit Competitors	2.12

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.6
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.9
3.4	Loan Portfolio Composition and Related Information	3.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	3.14
3.6	Credit Risk Measures and Related Information	3.16

4.1	Market Area Unemployment Rates	4.7
4.2	Recent Conversion Pricing Characteristics	4.17
4.3	Market Pricing Recent Conversions	4.18
4.4	Public Market Pricing	4.23

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Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

ESSA Bank & Trust (“ESSA Bank” or the “Bank”), chartered in 1916, is a Pennsylvania-chartered savings and loan association headquartered in Stroudsburg, Pennsylvania. ESSA Bank serves east-central Pennsylvania through 12 full service branch offices, of which 11 are located in Monroe County. One branch office is located in Northampton County. The major portion of the Bank’s activities are conducted within the markets served by the retail branches and surrounding contiguous markets. A map of the Bank’s branch office locations is provided in Exhibit I-1. ESSA Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). At September 30, 2006, ESSA Bank had $725.8 million in assets, $402.2 million in deposits and total equity of $58.3 million equal to 8.0% of total assets. ESSA Bank’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

The Board of Directors of ESSA Bank & Trust adopted the plan of conversion on July 25, 2006 and amended it on November 21, 2006, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a Pennsylvania-chartered mutual savings association to a Pennsylvania-chartered stock savings association and become a wholly-owned subsidiary of ESSA Bancorp, Inc. (“ESSA Bancorp” or the “Company”), a newly formed Pennsylvania corporation. ESSA Bancorp will offer 100% of its common stock to qualifying depositors of ESSA Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicated community offering of registered broker-dealers. Going forward, ESSA Bancorp will own 100% of the Bank’s stock, and the Bank will initially be ESSA Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

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At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (the “ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, ESSA Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of ESSA Foundation (the “Foundation”). The Foundation will be funded with ESSA Bancorp common stock contributed by the Company in an amount equal to 7.0% of the shares of common stock issued in the offering and cash equal to 1.0% of the gross proceeds raised in the conversion offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which ESSA Bank operates and to enable those communities to share in ESSA Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

ESSA Bank maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, ESSA Bank’s operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Bank’s assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans, lending diversification by the Bank has emphasized commercial real estate loans and home equity loans. On a more limited basis, the Bank’s lending activities include origination of construction loans, commercial business loans and consumer loans other than home equity loans. Pursuant to the Bank’s business plan, ESSA Bank will continue to emphasize 1-4 family lending and will emphasize growth of commercial real estate loans as the primary area of lending diversification.

Investments serve as a supplement to the Bank’s lending activities. The investment portfolio is considered to be indicative of a low risk investment philosophy, which consists

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Page 1.3

primarily of securities with short-to intermediate maturities, as well as adjustable rate securities, for purposes of supporting management of the Bank’s interest rate risk. The investment portfolio is comprised primarily of U.S. Treasury and agency securities and mortgage-backed securities, with the balance of investment portfolio consisting of municipal bonds, corporate bonds, equity securities and FHLB stock.

Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. Transaction and savings accounts constitute almost half of the Bank’s deposits, reflecting the Bank’s emphasis on marketing and cross-selling those accounts. However, recent deposit growth has consisted mostly of certificates of deposit (CDs), as higher market rates have increased depositor preference for CDs in general. The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances have been the Bank’s primary source of borrowings, which consist of a mixture of short- and long-term borrowings advances with laddered terms out to ten years.

ESSA Bank’s earnings base is largely dependent upon net interest income and operating expense levels. In recent periods, the Bank has experienced some compression of the net interest margin, as the flat yield curve has resulted in narrower spreads with the rise in short-term interest rates having a more immediate impact on the Bank’s funding costs relative to the yields earned on loans and investments. Operating expenses have generally been maintained at a higher level compared to thrifts in general, which can in part be attributed to the relatively high concentration of assets maintained in loans, which are more costly to generate and service than investments. The Bank’s funding composition, which consists of a relatively high level of transaction and savings accounts, would also tend to place upward pressure on the operating expense ratio, given that transaction and savings account deposits are more costly to service than time deposits and borrowings. The operating expense ratio is also inflated by expenses incurred to support the Bank’s off-balance sheet activities, which include asset management and trust services and retail brokerage services. The Bank’s trust department managed approximately $30 million of assets at fiscal year end 2006. Revenues derived from non-interest sources have been a notable contributor to the Bank’s core earnings base, with such income consisting mostly of service fees on deposit accounts. Other major sources of non-interest operating income include trust and investment fees, earnings on bank-owned life insurance (“BOLI”) and service charges and fees on loans. The Bank also generates fee income through commission income realized from investment services through a third party broker/dealer.

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The post-offering business plan of the Bank is expected to continue to focus on products and services which have facilitated ESSA Bank’s recent growth. Specifically, ESSA Bank will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Bank will continue to emphasize multi-family and commercial real estate loans as the primary area of lending diversification.

The Bank’s Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of ESSA Bank. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of ESSA Bank. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. ESSA Bank’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in ESSA Bank’s funding costs. Additionally, ESSA Bank’s higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. The Bank will also be bettered position to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position. At this time, the Bank has no specific plans for expansion other than through establishing additional branches. The projected uses of proceeds are highlighted below.

•	ESSA Bancorp, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate

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purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	ESSA Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with ESSA Bank’s operations.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five fiscal years. The Bank switched from a November to a September fiscal year in 2003. From fiscal year end 2002 through fiscal year end 2006, ESSA Bank’s assets increased at a 12.1% annual rate. Asset growth was largely the result of loan growth and loans constitute the major portion of the Bank’s interest-earning asset composition. Loan growth was supplemented with growth of investment securities. Asset growth has been funded with a combination of deposits and borrowings, as well as retained earnings. A summary of ESSA Bank’s key operating ratios for the past five years are presented in Exhibit I-3.

Loans receivable increased at a 9.7% annual rate from fiscal year end 2002 through fiscal year end 2006, with the portfolio exhibiting positive growth throughout the period. The Bank’s lower loan growth rate compared to its asset growth rate provided for a decrease in the loans-to-assets ratio from 83.4% at fiscal year end 2002 to 76.7% at fiscal year end 2006. ESSA Bank’s historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 80.4% of total loans receivable consisted of 1-4 family loans at fiscal year end 2006. Trends in the Bank’s loan portfolio composition over the past five fiscal years show that the concentration of 1-4 loans comprising total loans have decreased slightly, with such loans ranging from a high of 85.2% of total loans at fiscal year end 2003 to a low of 80.4% of total loans at fiscal year end 2006. The decrease in the ratio of 1-4 family loans comprising total loans since fiscal year end 2003 was the result of comparatively stronger growth of commercial business loans, commercial

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Table 1.1

ESSA Bank & Trust

Historical Balance Sheets

(Amount and Percent of Assets)(1)

	At November 30,		At Fiscal Year End September 30,								Annual Growth Rate Pct
	2002		2003		2004		2005		2006
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$468,055	100.0%	$533,606	100.0%	$592,824	100.0%	$656,066	100.0%	$725,796	100.0%	12.1%
Cash and cash equivalents	27,617	5.9%	43,087	8.1%	55,337	9.3%	20,290	3.1%	12,730	1.8%	-18.3%
Investment securities	33,396	7.1%	26,904	5.0%	55,337	9.3%	84,011	12.8%	108,837	15.0%	36.1%
Loans receivable, net	390,542	83.4%	438,539	82.2%	477,956	80.6%	508,981	77.6%	556,677	76.7%	9.7%
FHLB stock	5,304	1.1%	9,187	1.7%	11,358	1.9%	11,916	1.8%	13,675	1.9%	28.0%
Deposits	315,406	67.4%	319,283	59.8%	332,201	56.0%	374,759	57.1%	402,153	55.4%	6.5%
Borrowings	104,850	22.4%	160,920	30.2%	205,134	34.6%	221,479	33.8%	259,299	35.7%	26.6%
Total equity	42,219	9.0%	46,381	8.7%	50,260	8.5%	54,371	8.3%	58,337	8.0%	8.8%

Branch Offices	12		12		12		12		12

(1)	Ratios are as a percent of ending assets.

Sources: ESSA Bank’s prospectus, audited financial statements and RP Financial calculations.

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real estate loans and home equity loans. Over the past five fiscal years, lending diversification by the Bank has been mostly in the areas of commercial real estate loans and home equity loans, which equaled 8.4% and 8.3% of total loans, respectively, at September 30, 2006. Commercial real estate loans and home equity loans equaled 2.6% and 6.5% of total loans, respectively, at fiscal year end 2002. Other areas of lending diversification have been relatively limited over the past five fiscal years, with the balance of the portfolio at September 30, 2006 consisting of construction loans (1.1% of total loans), commercial business loans (1.1% of total loans) and consumer loans other than home equity loans (0.7% of total loans). Commercial business loans trended higher since fiscal year end 2002, while construction and consumer loans reflected lower balances at fiscal year end 2006 compared to fiscal year end 2002.

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting ESSA Bank’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be initially invested into investments with short-term maturities. Over the past five fiscal years, the Bank’s level of cash and investment securities (inclusive of FHLB stock) has trended higher, increasing from 14.2% of assets at fiscal year end 2002 to 18.6% of assets at fiscal year end 2006. Growth was sustained by investment securities and FHLB stock, which was partially offset by a decrease in cash and cash equivalents. U.S. Government and agency securities and mortgage-backed securities, which equaled $46.5 million and $54.9 million, respectively, at September 30, 2006, comprised the most significant components of the Bank’s investment portfolio. Other investments held by the Bank at September 30, 2006 consisted of municipal bonds ($6.5 million), equity securities ($935,000) and FHLB stock ($13.7 million). Mortgage-backed securities held by the Bank consist of pass-through securities which are guaranteed or insured by Government Sponsored Enterprises (“GSEs”). To facilitate management of interest rate risk, the Bank has emphasized investment in securities that mature or reprice within three years. At September 30, 2006, investments classified as held to maturity equaled $19.7 million and investments classified as available for sale equaled $89.1 million. The available for sale portfolio had a net unrealized loss of $287,000 at September 30, 2006. The Bank also maintained cash and cash equivalents of $12.7 million at September 30, 2006, which equaled 1.8% of assets and was at the low end of the range of cash and cash equivalents

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maintained over the past five fiscal years. The ratio of cash and cash equivalents peaked at 9.3% of assets at fiscal year end 2004. Exhibit I-4 provides historical detail of the Bank’s investment portfolio.

The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Bank’s officers and directors. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of September 30, 2006, the cash surrender value of the Bank’s BOLI equaled $13.4 million or 1.8% of assets.

Over the past five fiscal years, ESSA Bank’s funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From fiscal year end 2002 through fiscal year end 2006, the Bank’s deposits increased at an annual rate of 6.5%. Positive deposit growth was sustained throughout the period covered in Table 1.1, but the level of deposits funding assets declined reflecting an increase in the level of borrowings utilized by the Bank. Accordingly, deposits as a percent of assets declined from 67.4% at fiscal year end 2002 to 55.4% at fiscal year end 2006. In recent years, deposit growth has been sustained largely through growth of CDs and, as a result, CDs comprised slightly more than half of the Bank’s total deposits at September 30, 2006. CDs increased from 38.6% of total deposits at September 30, 2004 to 52.3% of total deposits at September 30, 2006. Comparatively, transaction and savings accounts decreased from 61.4% of total deposits at September 30, 2004 to 47.7% of total deposits at September 30, 2004.

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. Borrowings have become a more prominent funding source for the Bank during the past five fiscal years, as borrowings increased from 22.4% of assets at fiscal year end 2002 to 35.7% of assets at fiscal year end 2006. Borrowings held by the Bank consist primarily of long-term FHLB advances, while, to a lesser extent, the Bank’s utilization of borrowings includes short-term FHLB advances.

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Since fiscal year end 2002, retention of earnings and the adjustment for the net unrealized loss or gain on available for sale securities translated into an annual equity growth rate of 8.8% for the Bank. Asset growth outpaced the Bank’s equity growth rate, as ESSA Bank’s equity-to-assets ratio decreased from 9.0% at fiscal year end 2002 to 8.0% at fiscal year end 2006. All of the Bank’s capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at September 30, 2006. The addition of stock proceeds will serve to strengthen ESSA Bank’s capital position and competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented. At the same time, as the result of the Bank’s relatively high pro forma capital position, ESSA Bank’s ROE can be expected to initially be below industry averages following its stock offering.

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five fiscal years. The Bank reported positive earnings over the past five years, ranging from a low of 0.58% of average assets during fiscal 2006 to a high of 1.08% of average assets during fiscal 2002. The downward trend in the Bank’s earnings has paralleled the downward trend in the Bank’s net interest income to average assets ratio. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Other revenues for the Bank largely are derived from customer service fees, which constitute the major portion of the Bank’s non-interest operating income. Favorable credit quality has generally served to limit the amount of loan loss provisions the Bank established over the past five years. Gains and losses from the sale of loans and investments have been a relatively minor factor in the Bank’s earnings.

Over the past five fiscal years, the Company’s net interest income to average assets ratio ranged from a high of 3.87% during fiscal 2002 to a low of 2.53% during fiscal 2006. The general downward trend experienced in the Bank’s net interest income ratio has resulted from spread compression. As short-term interest rates have increased and the yield curve has flattened, the Bank’s funding costs have increased more than yields earned on assets. A shift in the Bank’s deposit composition towards a higher concentration of CDs and increased utilization of borrowings as a funding source have also put upward pressure on the Bank’s funding costs.

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Table 1.2

ESSA Bank & Trust

Historical Income Statements

(Amount and Percent of Avg. Assets)(1)

	For the Fiscal Year Ended November 30,		For the Fiscal Year Ended September 30,
	2002		2003(2)		2004		2005		2006
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$29,065	6.68%	$24,743	6.01%	$28,810	5.22%	$31,919	5.16%	$36,451	5.35%
Interest Expense	(12,220)	-2.81%	(9,372)	-2.28%	(11,933)	-2.16%	(14,323)	-2.32%	(19,217)	-2.82%

Net Interest Income	$16,845	3.87%	$15,371	3.74%	$16,877	3.06%	$17,596	2.85%	$17,234	2.53%
Provision for Loan Losses	(900)	-0.21%	(430)	-0.10%	(530)	-0.10%	(550)	-0.09%	(300)	-0.04%

Net Interest Income after Provisions	$15,945	3.66%	$14,941	3.63%	$16,347	2.96%	$17,046	2.76%	$16,934	2.48%

Other operating income	$3,269	0.75%	$2,881	0.70%	$4,280	0.78%	$5,315	0.86%	$5,511	0.81%
Operating Expense	(12,408)	-2.85%	(12,080)	-2.94%	(15,540)	-2.82%	(16,493)	-2.67%	(16,685)	-2.45%

Net Operating Income	$6,806	1.56%	$5,742	1.40%	$5,087	0.92%	$5,868	0.95%	$5,760	0.84%

Non-Operating Income
Net gain (loss) on sale of loans	$107	0.02%	$62	0.02%	$0	0.00%	$96	0.02%	$7	0.00%
Impairment loss on securities	0	0.00%	0	0.00%	0	0.00%	(130)	-0.02%	0	0.00%
Net gain (loss) on sale of REO	101	0.02%	33	0.01%	0	0.00%	0	0.00%	0	0.00%

Net Non-Operating Income	$208	0.05%	$95	0.02%	$0	0.00%	($34)	-0.01%	$7	0.00%

Net Income Before Tax	$7,014	1.61%	$5,837	1.42%	$5,087	0.92%	$5,834	0.94%	$5,767	0.85%
Income Taxes	(2,314)	-0.53%	(1,681)	-0.41%	(1,172)	-0.21%	(1,383)	-0.22%	(1,813)	-0.27%

Net Income (Loss)	$4,700	1.08%	$4,156	1.01%	$3,915	0.71%	$4,451	0.72%	$3,954	0.58%

Adjusted Earnings
Net Income Before Ext. Items	$4,700	1.08%	$4,156	1.01%	$3,915	0.71%	$4,451	0.72%	$3,954	0.58%
Add back: Non-Operating Losses	0	0.00%	0	0.00%	0	0.00%	130	0.02%	0	0.00%
Deduct: Non-Operating Gains	(208)	-0.05%	(95)	-0.02%	0	0.00%	(96)	-0.02%	(7)	0.00%
Tax Effect Non-Op. Items(3)	71	0.02%	32	0.01%	0	0.00%	(12)	0.00%	2	0.00%

Adjusted Net Income	$4,563	1.05%	$4,093	0.99%	$3,915	0.71%	$4,473	0.72%	$3,949	0.58%

(1)	Ratios are as a percent of average assets.
(2)	For the ten months ended September 30, 2003, ratios have been annualized.
(3)	Assumes tax rate of 34.0%.

Sources: ESSA Bank’s prospectus, audited financial statements and RP Financial calculations.

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Over the past five fiscal years, the Bank’s interest rate spread declined from 3.81% during fiscal 2002 to 2.46% during fiscal 2006. At September 30, 2006, the Bank maintained an interest rate spread of 2.17%, implying that the downward trend in the net interest margin will continue into fiscal 2007. The Bank’s historical interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable contributor to the Bank’s earnings over the past five fiscal years, ranging from a low of 0.70% of average assets during fiscal 2003 to a high of 0.86% of average assets during fiscal 2005. Non-interest operating income equaled 0.81% of average assets during fiscal 2006. Customer service fees on deposit accounts constitute the largest source of non-interest operating income for the Bank, with other non-interest operating revenues being fairly evenly distributed between service charges and fees on loans, trust and investment fees, and earnings on BOLI.

Operating expenses represent the other major component of the Bank’s earnings, ranging from a high of 2.94% of average assets during fiscal 2003 to a low of 2.45% of average assets during fiscal 2006. Growth of investments at a faster rate than loans and funding a larger portion of asset growth through borrowings have facilitated leveraging of the Bank’s operating expense ratio. Upward pressure will be placed on the Bank’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Bank’s net interest margin and operating expense ratio since fiscal 2002 reflect a decline in core earnings, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses). ESSA Bank’s expense coverage ratio equaled 1.36 times during fiscal 2002, versus a comparable ratio of 1.03 times during fiscal 2006. Similarly, ESSA Bank’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 61.7% during fiscal 2002 was more favorable than the 73.4% efficiency ratio maintained during fiscal 2006. The Bank’s less favorable expense and efficiency ratios for fiscal 2006 both resulted from the decrease in the net interest income ratio, which more than offset improved ratios for operating expenses and non-interest operating income.

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Over the past five fiscal years, loan loss provisions established by the Bank ranged from a high of 0.21% of average assets during fiscal 2002 to a low of 0.04% of average assets during fiscal 2006. The lower loan loss provisions established during fiscal 2006 reflects the Bank’s maintenance of a low ratio of non-performing loans. As of December 31, 2006, the Bank maintained valuation allowances of $3.9 million, equal to 0.69% of net loans receivable and 570.3% of non-performing loans. Exhibit I-6 sets forth the Bank’s loan loss allowance activity during the past five fiscal years.

Non-operating income has had only a modest impact on the Bank’s earnings during the past five fiscal years, ranging from a high of 0.05% of average assets during fiscal 2002 to a net loss equal to 0.01% of average assets during fiscal 2005. The net loss during fiscal 2005 was the result of an impairment loss on securities, which more than offset loan sale gains. For fiscal 2006, non-operating income consisted only of a nominal amount of loan sale gains. Beyond loan sale gains and the impairment loss on securities, the only other non-operating income recorded during the past five fiscal years were gains on the sale of real estate owned during fiscal years 2002 and 2003.

The Bank’s effective tax rate ranged from a low of 23.04% during fiscal 2004 to a high of 32.99% during fiscal 2002. For fiscal 2006, the Bank’s effective tax rate equaled 31.44%. As set forth in the prospectus, the Bank’s marginal effective statutory tax rate approximates 34.0%.

Interest Rate Risk Management

The Bank’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as during the prevailing interest rate environment in which the yield curve has become inverted due to short-term interest rates increasing to levels that exceed the yields earned on longer-term Treasury bonds. As of September 30, 2006, the Net Portfolio Value (“NPV”) analysis provided by the OTS indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 29% decline in the Bank’s NPV (see Exhibit I-7).

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The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through underwriting residential mortgages that will allow for their sale to the secondary market when such a strategy is appropriate, maintaining investments as available for sale, emphasizing investing in securities with short-terms or adjustable rates, and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans or adjustable rate loans. As of September 30, 2006, of the Bank’s total loans due after September 30, 2007, ARM loans comprised 13.5% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with laddered maturities out to ten years, extending CD maturities through offering attractive rates on certain longer term CDs and through maintaining a high concentration of deposits in lower costing and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 47.9% of the Bank’s deposits at September 30, 2006.

The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

ESSA Bank’ lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Bank’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized commercial real estate loans and home equity loans. To a lesser extent, the Bank’s lending activities include construction loans, commercial business loans and consumer loans other than home equity loans. Going forward, the Bank’s lending strategy is expected to remain fairly consistent with recent historical trends, with the origination of 1-4 family permanent mortgage loans remaining as the primary source of loan originations. Lending diversification by the Bank will continue to emphasize growth of commercial real estate loans and home equity loans.

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Exhibit I-9 provides historical detail of ESSA Bank’s loan portfolio composition over the past five fiscal years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of September 30, 2006.

ESSA Bank originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans. From time-to-time, the Bank sells fixed rate 1-4 family loans for purposes of interest rate risk management, with such loans sold on a servicing retained basis. Loans are generally underwritten to secondary market standards. ARM loans offered by the Bank include loans with initial repricing terms of one, three, five or ten years, which convert to a one year ARM loan after the initial repricing period. ARM loans are indexed to the yield on one year U.S. Treasury securities adjusted to a constant maturity (1-year CMT). Fixed rate 1-4 family mortgage loans offered by the Bank have terms ranging from 10-to-30 years. As of September 30, 2006, the Bank’s outstanding balance of 1-4 family permanent mortgage loans equaled $452.4 million or 80.4% of total loans outstanding.

ESSA Bank’s1-4 family lending activities include home equity loans, which have been a lending growth area as home values have appreciated throughout the Bank’s regional lending area. Home equity loans are offered as fixed rate amortizing loans or floating rate lines of credit. Home equity loans are offered for terms of up to 15 years and a maximum loan amount of $200,000. Home equity loans are offered up to a LTV ratio of 90.0%, inclusive of other liens on the property. Home equity lines of credit are tied to the prime rate as reported in The Wall Street Journal. As of September 30 2006, the Bank’s home equity loan portfolio totaled $47.0 million or 8.3% of total loans outstanding.

Construction loans originated by the Bank consist substantially of loans to finance the construction of 1-4 family residences, while, on a limited basis, commercial real estate construction loans are originated by the Bank. The Bank’s 1-4 family construction lending activities consist mostly of construction financing for construction/permanent loans and, to a lesser extent, speculative loans that are extended to builders. Generally, construction loans are offered up to a loan-to-value (“LTV”) ratio of 80% and require payment of interest only during the construction period. Commercial real estate construction loans are originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. As of September 30, 2006, ESSA Bank’s outstanding balance of construction loans totaled $5.9 million or 1.1% of total loans outstanding.

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The balance of the mortgage loan portfolio consists of commercial real estate loans, which are collateralized by properties in the Bank’s regional market area. Commercial real estate loans are generally originated up to a maximum LTV ratio of 85.0% and require a minimum debt-coverage ratio of 1.2 times. Commercial real estate loans offered by ESSA Bank generally reprice every five years with amortization terms of up to 25 years. Properties securing the commercial real estate loan portfolio include apartments, office buildings, retail strip malls, churches, warehouses and other retail properties. Growth of the commercial real estate loan portfolio is a targeted area of lending growth for the Bank. As of September 30, 2005, the Bank’s commercial real estate loan portfolio totaled $47.5 million or 8.4% of the total loan portfolio.

ESSA Bank’s diversification into non-mortgage types of lending has been fairly limited, with such loans consisting of small balances of consumer and commercial business loans. Consumer loans, other than home equity loans, consist of loans secured by deposits, auto loans and personal loans. The consumer loan portfolio has also included student loans, which were sold off during fiscal years 2005 and 2006. Other than home equity lending, consumer lending is expected to remain as a limited area of loan diversification for ESSA Bank. The consumer loan portfolio, exclusive of home equity loans, totaled $4.2 million or 0.7% of total loans outstanding at September 30, 2006.

The Bank offers commercial business loans and lines of credit to small- and medium-sized companies in its market area. Commercial business loans offered by the Bank consist of floating rate loans indexed to the prime rate and fixed rate terms loans. The commercial business loan portfolio consists primarily of secured loans, while the portfolio also includes a minor amount of unsecured loans for purposes of financing expansion or providing working capital for general business purposes. Growth of the commercial business loan portfolio will be pursued in conjunction with the Bank’s commercial real estate lending activities, pursuant to which the Bank will seek to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. As of September 30, 2006, ESSA Bank’s outstanding balance of commercial business loans totaled $6.2 million or 1.1% of total loans outstanding.

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Asset Quality

The Bank’s emphasis on credit risk management, as well as generally favorable local real estate market conditions, is evidenced by the low balance of non-performing assets maintained over the past five fiscal years. As shown in Exhibit I-11, ESSA Bank’s ratio of non-performing assets ranged from a high of 0.16% of assets at fiscal year end 2002 to a low of 0.09% of assets at fiscal year end 2006. In general, non-performing assets held by the Bank over the past five fiscal years have consisted largely of non-accruing 1-4 family first mortgage loans. The Bank’s balance of non-performing assets at September 30, 2006 consisted of $623,000 of non-accruing loans and $53,000 of troubled debt restructurings. As of September 30, 2006, non-accruing loans consisted of $583,000 of 1-4 family first mortgage loans and $40,000 of home equity loans. The $53,000 balance of troubled debt restructurings also consisted of 1-4 family first mortgage loans.

To track the Bank’s asset quality and the adequacy of valuation allowances, ESSA Bank has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of September 30, 2006, the Bank maintained valuation allowances of $3.9 million, equal to 0.69% of net loans receivable and 570.3% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently accounted for the largest portion of the Bank’s interest-bearing funding composition and at September 30, 2006 deposits equaled 60.8% of ESSA Bank’s interest-bearing funding composition. Exhibit I-12 sets forth the Bank’s deposit composition for the past three fiscal years and Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at September 30, 2006. Deposit growth in recent years has been

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sustained by growth of CDs and, thus, the concentration of CDs comprising total deposits has increased since fiscal year end 2004. As of September 30, 2006, the CD portfolio totaled $210.4 million or 52.3% of total deposits, versus comparable measures of $128.2 million and 38.6% of total deposits as of September 30, 2006. Short-term CDs (CDs scheduled to mature in one year or less) accounted for 70.4% of the Bank’s CDs at September 30, 2006. As of September 30, 2006, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $81.0 million or 38.5% of total CDs. The Bank’s deposit base included $28.3 million of brokered deposits at September 30, 2006.

Lower cost savings and transaction accounts comprise the balance of the Bank’s deposit composition, with such deposits amounting to $191.8 million or 47.7% of total deposits at September 30, 2006. Comparatively, core deposits equaled $204.0 million or 61.4% of total deposits at fiscal year end 2004. The decrease in core deposits comprising total deposits has resulted from a combination of CD growth and disintermediation of core deposits, with most of the decline in core deposits consisting of savings account deposits. The Bank’s core deposits consist mostly of savings account deposits, which totaled $76.2 million or 39.6% of core deposits at September 30, 2006.

Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk. The Bank’s utilization of borrowings has typically been limited to FHLB advances. ESSA Bank maintained $259.3 million of FHLB advances at September 30, 2006, which consisted of $35.3 million of short-term borrowings and $224.0 million of long-term fixed rate FHLB advances with laddered terms out to ten years. Exhibit I-14 provides further detail of ESSA Bank’s short-term borrowing activities during the past three fiscal years.

Subsidiary Activities

ESSA Bank has two wholly-owned subsidiaries, ESSACOR, Inc. and Pocono Investment Company. ESSACOR, Inc. is a Pennsylvania corporation that is currently inactive. Pocono Investment Company is a Delaware corporation formed as an investment company subsidiary to hold and manage certain investments of ESSA Bank, including certain intellectual property.

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Legal Proceedings

ESSA Bank is not currently party to any pending legal proceedings that the Bank’s management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

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Page 2.1

II. MARKET AREA

Introduction

ESSA Bank serves east-central Pennsylvania through its main office in East Stroudsburg, Monroe County, ten branch offices located in Monroe County and a single branch office in Northampton County, directly to the south of Monroe County. The major portion of the Bank’s deposit activities are conducted within the markets served by the retail branches and surrounding region, while lending activities extend to contiguous counties, including Northampton County to the south, and Pike County to the north. Deposit gathering in Northampton County is limited to the immediate area around the branch office in Pen Argyl, which is located in the extreme northern section of Northampton County, close to the Monroe County border. Exhibit II-1 provides information on the Bank’s office facilities. The primary market area served by the Bank is largely rural in nature, with the East Stroudsburg metropolitan area representing the most populous and largest source of economic activity in the market area. The Bank’s competitive environment includes a number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. The primary market area economy is fairly diversified, with services, wholesale/retail trade and government constituting the basis of the primary market area economy.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area.

Market Area Demographics

Key demographic and economic indicators in the Bank’s market include population, number of households and household/per capita income levels. Demographic data for Monroe and Northampton Counties, as well as comparative data for Pennsylvania and the U.S., is

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provided in Table 2.1. Monroe County along with Pike County to the north and Northampton County to the south, are the three fastest growing counties in Pennsylvania. The primary reason for such growth is the proximity to northern New Jersey and New York City, as many residents of these Pennsylvania counties commute to jobs in those areas. The lower housing costs and more rural lifestyles are attractive to residents, along with a large recreational and tourism industry, due to the presence of the Pocono Mountains and related resorts. As shown in Table 2.1, since 2000, population and household growth have been strong in Monroe and Northampton Counties, exceeding the comparable Pennsylvania and nationwide growth measures. Population and household growth for the primary market area counties are projected to be consistent with recent historical trends over the next five years.

Income levels in the market area reflect that both market area counties are relatively affluent market areas, as implied by household income measures that exceed the comparable U.S. and Pennsylvania measures. Per capita income levels in Monroe County were somewhat lower than the comparable averages, as there remains a base of longer term residents who live in the more rural areas of the county. Pennsylvania’s median household and per capita income measures were $50,000 and $27,000, respectively, which approximated the comparable U.S. measures. Over the next five years, growth rates for household and per capita income in Monroe County and Northampton County are projected to be fairly comparable to the U.S. and Pennsylvania growth rates, with Northampton County projected to record somewhat more favorable income growth rates than Monroe County. Household income distribution measures further imply that Monroe and Northampton Counties are relatively affluent market areas, as both maintain a higher percentage of households with incomes exceeding $50,000 as compared to the U.S. and Pennsylvania.

In summary, the demographic characteristics of the primary market area are considered to be conducive for facilitating loan and deposit growth, in both Monroe County and Northampton County.

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Table 2.1

ESSA Bank & Trust

Summary Demographic Data

	Year					Growth Rate	Growth Rate
	2000		2006	2011		2000-06	2006-2011
Population(000)
United States		281,422	303,582		323,786	1.3%	1.3%
Pennsylvania		12,281	12,590		12,833	0.4%	0.4%
Monroe County		139	167		196	3.2%	3.3%
Northampton County		267	293		318	1.6%	1.6%

Households(000)
United States		105,480	114,050		121,863	1.3%	1.3%
Pennsylvania		4,777	4,937		5,057	0.6%	0.5%
Monroe County		49	60		71	3.3%	3.3%
Northampton County		102	111		121	1.5%	1.7%

Median Household Income($)
United States		$42,164	$51,546		$60,704	3.4%	3.3%
Pennsylvania		40,108	50,132		60,151	3.8%	3.7%
Monroe County		46,282	55,922		65,026	3.2%	3.1%
Northampton County		45,222	56,249		66,922	3.7%	3.5%

Per Capita Income($)
United States		$21,587	$27,084		$32,982	3.9%	4.0%
Pennsylvania		20,880	26,797		33,188	4.2%	4.4%
Monroe County		20,011	24,588		29,616	3.5%	3.8%
Northampton County		21,399	27,146		33,317	4.0%	4.2%

2005 HH Income Dist.(%)	$	Less Than 25,000	$25,000 to 50,000	$ $	50,000 to 100,000	$ Over 100,000

United States		22.7%	25.8%		31.8%	19.8%
Pennsylvania		23.5%	26.3%		32.2%	18.0%
Monroe County		19.0%	25.0%		36.6%	19.5%
Northampton County		18.8%	25.4%		35.4%	20.5%

Sources: SNL Financial, LC. and ESRI Business Information Solutions

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Page 2.4

National Economic Factors

The future success of the Bank’s operations is partially dependent upon various national and local economic trends. In assessing recent economic trends, economic data at the beginning of 2006 generally reflected a healthy economy. Retail sales surged in January and the U.S. unemployment rate dropped to 4.7%, the lowest rate in more than four years. The service sector also continued to expand in January, although at a slower pace compared to December. While rising home inventories in a number of large cities signaled a cooling market for housing, housing starts surged 14.5% in January with the help of unusually mild weather. Notwithstanding the increase in housing starts, both new and existing home sales declined in January and unsold homes reached a ten year high. Other data reflected a more positive picture of the economy, which included an upward revision in fourth quarter GDP to 1.7% and healthy growth in the manufacturing and service sectors during February. The February employment report showed strong job growth, but the national unemployment rate for February edged up from 4.7% to 4.8% as more people entered the labor market. Mild weather supported a surge in existing home sales during February, but, at the same time, the inventory of houses for sale also increased. Economic data for March generally reflected a strong economy, based on robust numbers for retail sales, new home sales and durable-goods orders. The national unemployment rate for March declined to 4.7%, with over 200,000 jobs added during the month. First quarter GDP growth was revised upward to an annual rate of 5.3% compared to an original estimate of 4.7%.

Economic data at the start of the second quarter 2006 was somewhat mixed. April data for retail sales, manufacturing activity and new home sales all showed positive trends, while, comparatively, durable-goods orders were down sharply in April, existing home sales were lower in April and the pace of job growth slowed in April. The national unemployment rate for April held steady at 4.7%. Following a strong rise in manufacturing activity during April, the index for manufacturing activity fell in May. The pace of job growth slowed further in May, although the May national unemployment rate dipped to 4.6% which was the lowest rate since the summer of 2001. In a sign that higher gasoline prices and weaker home sales may be slowing the economy, retail sales rose only 0.1% in May from April. Weaker consumer demand also translated into a decline in factory output for May. New home sales rose in May for the third

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straight month, but sales of existing homes fell in May reflecting the impact of higher interest rates. While first quarter GDP growth was revised upward to a 5.6% annual rate, second quarter growth was expected to be much slower. Job growth in June fell short of expectations, but the unemployment rate for June held steady at 4.6%. While strong business investment provided for a jump in U.S. industrial production in June, other data reflected a slowing economy. Home sales of new and existing homes fell in June, while inventories of homes for sale swelled to a nine year high. Second quarter GDP slowed to a 2.5% annual rate and June durable-goods orders excluding defense products increased at a slower pace.

Despite signs of a cooling economy and record high oil prices, consumer confidence edged up in July 2006. Manufacturing activity picked up in July and retail sales were up in July as well, while the number of jobs added in July was less than forecasted. The national unemployment rate for July rose to 4.8%, the first increase since February 2006. Other signs of slower economic growth included the index of leading indicators easing slightly in July and July sales of existing and new homes tumbling, while the inventory of unsold homes rose to a record high. Consumer spending was up strongly in July, but retailers reported mixed sales for August. Solid job growth provided for a dip in the August unemployment rate to 4.7%. Home inventories continued to rise in August, which translated in fewer housing starts in August. Existing home sales also declined in August, which put downward pressure on home prices with the median home price for existing home sales falling in August for the first time since 1995. Durable-goods orders fell in August, while new home sales posted an unexpected gain in August. Job growth slowed in September, but the unemployment rate edged down to 4.6%.

The mid-October 2006 release of the Federal Reserve’s “beige book” indicated that consumer spending remained strong, despite the slowdown in the housing market. The Federal Reserve’s “beige book” also found job markets tightening across the U.S., but without an accompanying increase in wages. Falling gas prices supported a solid increase in September retail sales. Excluding gas sales, retail sales increased 0.6% in September. While new home construction rose in September, building permits declined pointing to a softening in residential construction. Lower median home prices and a decline in construction spending in September provided further evidence of a cooling housing market. A slowing economy was also indicated by a decline in industrial output in September and a decline in manufacturing activity in October.

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At the same time the economy showed signs of resilience, as the October unemployment rate dropped to a five-year low of 4.4% and retail sales, excluding gas sales, rose in October.

In terms of interest rate trends during 2006, Treasury yields stabilized through most of January 2006 as the Federal Reserve indicated that it was becoming less worried about inflation and may be nearing an end to its campaign to raise rates. Uncertainty over future Federal Reserve policy with the incoming of a new Federal Reserve Chairman pushed long-term Treasury yields higher in late-January. The Federal Reserve concluded its end of January meeting by raising the target interest rate another quarter point to 4.5%, which was the 14th consecutive rate hike implemented by the Federal Reserve over the past 19 months. An expanding economy with inflation under control provided for a relatively stable interest rate environment through most of February. Consumer prices jumped 0.7% in January due to higher energy costs, but core prices rose only 0.2% which served to soothe inflation fears. Interest rates edged higher in early-March, reflecting growing expectations that foreign central banks would keep raising interest rates based on forecasts of an improving global economy. A positive report on consumer-price inflation for February helped to pull Treasury yields lower in mid-March, while, comparatively, an upward revision to consumer-price inflation for the fourth quarter of 2005 and a quarter point rate hike by the Federal Reserve with hints of more rate increases to come pushed Treasury yields higher at the close of the first quarter.

The upward trend in interest rates continued into the second quarter of 2006, with the yield on the 10-year Treasury note moving above 5.0% in mid-April for the first time since mid-2002. Economic data showing a strengthening economy and higher consumer prices pushed bond yields higher into early-May, reflecting growing expectations that more rate increases were in store from the Federal Reserve to contain inflation. As expected, the Federal Reserve concluded its May meeting by increasing the federal funds rate another quarter point to 5.0% and kept its options open for future rate increases. Interest rates stabilized during the second half of May and then edged lower in early-June on news that job growth was weaker than expected during May. A 2.4% increase in core consumer prices for May pushed interest rates higher in mid-June, as expectations increased that the Federal Reserve would raise interest rates again despite signs of a cooling economy. Inflation concerns pushed the yield on the 10-year Treasury note to a four year high in late-June. The Federal Reserve concluded its late-June meeting by

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raising the federal funds rate a quarter point to 5.25%, its 17th straight rate increase. Bond prices rallied following the Federal Reserve meeting, as the Federal Reserve’s statement suggested that a pause in the current cycle of rate increases may be appropriate.

Long-term Treasury yields eased lower at the start of the third quarter of 2006, based on expectations of a cooling economy as reflected by the weaker than expected job growth in the June employment data. A flight to safety, amid violence in the Middle East, furthered the upward trend in bond prices in mid-July. Economic data showing economic growth slowing and comments from the Federal Reserve Chairman that slower economic growth was expected to reverse the rise in inflation extended the bond rally through the end of July, with the yield on the 10-year Treasury note dipping below 5.0% in late-July. Weaker than expected job growth in July continued the downward trend in long-term Treasury yields in the first week of August, as the yield on the 10-year Treasury note dipped to a four-month low of 4.90%. Long-term Treasury yields continued to ease lower into the second half of August, as the Federal Reserve left rates unchanged at 5.25%, its first pause after two years of steady increases. Modest increases in producer prices and core consumer prices for July, as well as weaker home sales in July, sustained the downward trend in long-term interest rates into late-August. After stabilizing in the first half of September, long-term Treasury yields trended lower during the balance of September amid signs of slower economic growth. The September meeting of the Federal Reserve concluded with no change in interest rates.

The rally in long-term Treasury bonds extended into early-October 2006, as the Federal Reserve Chairman suggested that the sinking housing market could slow economic growth in the U.S. Growing expectations that the Federal Reserve would leave rates unchanged at its next meeting reversed the downward trend in interest rates heading into mid-October. Interest rates stabilized ahead of the Federal Reserve meeting in October and then trended lower in late-October as the Federal Reserve held rates steady as expected. After edging up slightly in early-November, long-term Treasury yields declined slightly in mid-November on upbeat comments by the St. Louis Federal Reserve about interest rates. A smaller than expected increase in core consumer prices for October also served to boost bond prices in late-November. As of November 24, 2006, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 5.00% and 4.55%, respectively, versus comparable year ago yields of 4.31% and 4.47%. Exhibit II-2 provides historical interest rate trends from 1995 through October 16, 2006.

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Local Economy

The Bank’s primary market area has a fairly diversified local economy. Similar to statewide data, services, government and trade play a major role in the local market area economy. Manufacturing and finance/insurance/real estate jobs also constitute major employment sectors regionally. The market area is influenced by the presence of the Pocono Mountain region, which is a popular resort and recreation area for both in-state and out-of-state residents. Thus, tourism and recreation (year round) are a large part of the local economy. The market area also acts as a “bedroom” community for a sizeable portion of the population that commutes to employment in northern New Jersey, New York City, or the Allentown-Bethlehem-Easton metropolitan area directly to the south. In addition, Interstate-80 crosses into Pennsylvania through Monroe County, resulting in a concentration of travel/trade related employment, as Interstate-80 is a major east-west highway, particularly a westward route from the New York City/Northern New Jersey metropolitan area. Major employers in Monroe County include recreational companies such as Camelback Ski Corporation, Pocono Manor Inn and Golf Resort, Shawnee Inn, Skytop Lodge Corp, Resorts USA, Inc., and wholesale/retail trade companies such as Roadway Express and Wal-Mart Distribution Center.

Comparative employment data shown in Table 2.2 shows that Monroe County reported a slightly lower employment concentration in services and higher concentrations of employment in trade and government than the state of Pennsylvania, while Northampton County recorded services employment in line with the state measure. Manufacturing employment was higher in Northampton County compared to Monroe County and Pennsylvania. Table 2.2 provides an overview of employment by sector, for both of the primary market area counties and the state of Pennsylvania.

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Table 2.2

Primary Market Area Employment Sectors

(Percent of Labor Force)(1)

Employment Sectors	Pennsylvania	Monroe	Northampton
Services	38.9%	34.1%	38.1%
Wholesale/Retail Trade	15.4	17.1	15.4
Government	11.6	16.5	12.3
Fin., Ins., Real Estate	7.7	7.9	6.1
Manufacturing	10.7	7.3	13.4
Construction	5.4	6.9	6.4
Transport. & Warehousing	3.9	5.4	3.9
Agriculture	1.1	0.4	0.6
Other	5.4	4.5	3.8

	100.0%	100.0%	100.0%

(1)	Data is as of 2003.

Source: Regional Economic Information System Bureau of Economic Analysis.

Comparative unemployment rates for Monroe and Northampton Counties, as well as for the U.S. and Pennsylvania, are shown in Table 2.3. Monroe County’s September 2006 unemployment rate of 4.3% was between than the comparable Pennsylvania unemployment rate of 4.2% and the U.S. unemployment rate of 4.4%. Northampton County posted a slightly lower unemployment rate of 4.0% for September 2006. Consistent with the U.S. and Pennsylvania unemployment trends, both Monroe and Northampton County’s September 2006 unemployment rates were lower compared to the year ago rates of 4.7% and 4.4%, respectively.

Table 2.3

Unemployment Trends(1)

Region	September 2005 Unemployment	September 2006 Unemployment
United States	4.8%	4.4%
Pennsylvania	4.5	4.2
Monroe County	4.7	4.3
Northampton County	4.4	4.0

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

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Market Area Deposit Characteristics

The Bank’s retail deposit base is closely tied to the economic fortunes of east-central Pennsylvania and, in particular, the markets that are nearby to each of ESSA Bank’s branch office locations. Table 2.4 displays deposit market trends from June 30, 2002 through June 30, 2006 for the branches that were maintained by the Bank during that period. Additional data is also presented for the state of Pennsylvania. The data indicates that Monroe County’s relatively favorable demographic trends translated into a slightly stronger deposit growth rate compared to statewide deposit growth, with total thrift and bank deposits increasing by 7.9% annually compared to 7.4% annually for the state during the four year period covered in Table 2.4. Comparatively, Northampton County recorded deposit growth of 5.6% annually over the same time period. Consistent with the state of Pennsylvania, commercial banks maintained a larger market share of deposits than savings institutions in both market area counties. For the four year period covered in Table 2.4, savings institutions experienced an increase in deposit market share in Monroe County and Northampton County.

ESSA Bank’s $396.5 million of deposits in Monroe County represented a 19.2% market share of thrift and bank deposits at June 30, 2006. During the four year period, ESSA Bank’s deposit market share decreased from 20.4% to 19.2% in Monroe County based on an annual deposit growth rate of 6.2%. In Northampton County, ESSA Bank’s single branch office location held only a minimal 0.2% deposit market share as of June 30, 2006.

Competition

The Bank faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions and credit unions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as ESSA Bank. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies and independent mortgage brokers in originating mortgage loans. Table 2.5 lists the Bank’s largest

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Table 2.4

ESSA Bank & Trust

Deposit Summary

	As of June 30,						Deposit Growth Rate 2002-2006
	2002			2006
	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches
	(Dollars in Thousands)						(%)
State of Pennsylvania	$188,304,000	100.0%	4,588	$250,157,000	100.0%	4,700	7.4%
Commercial Banks	136,705,000	72.6%	3,292	172,897,000	69.1%	3,384	6.0%
Savings Institutions	51,599,000	27.4%	1,296	77,260,000	30.9%	1,316	10.6%

Monroe County	$1,522,395	100.0%	54	$2,060,495	100.0%	53	7.9%
Commercial Banks	983,129	64.6%	32	1,235,750	60.0%	29	5.9%
Savings Institutions	539,266	35.4%	22	824,745	40.0%	24	11.2%
ESSA Bank & Trust	311,231	20.4%	11	396,497	19.2%	11	6.2%

Northampton County	$3,561,547	100.0%	109	$4,427,370	100.0%	117	5.6%
Commercial Banks	2,697,151	75.7%	86	2,948,285	66.6%	82	2.3%
Savings Institutions	864,396	24.3%	23	1,479,085	33.4%	35	14.4%
ESSA Bank & Trust	1,528	0.0%	1	9,535	0.2%	1	58.1%

Source: FDIC.

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competitors in the two counties currently served by its branches, based on deposit market share as noted parenthetically. The Bank’s deposit market share and market rank are also provided in Table 2.5.

Table 2.5

ESSA Bank & Trust

Market Area Deposit Competitors

Location	Name
Monroe County	PNC Bank, NA (24.2%)
ESSA Bank & Trust (19.2%)
Citizens Bank of PA (14.3%)
First NB of Palmerton (11.1%)
Wachovia Bank, NA (8.2%)

Northampton County	Keystone Nazareth B&T (21.2%)
Lafayette Ambassador Bank (17.0%)
Wachovia Bank, NA (15.3%)
PNC Bank, NA (11.7%)
Bank of America NA (7.9%)
ESSA Bank & Trust (0.2%)

Source: FDIC.

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III. PEER GROUP ANALYSIS

This chapter presents an analysis of ESSA Bank’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of ESSA Bank is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to ESSA Bank, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 171 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will

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be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since ESSA Bank will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of ESSA Bank. In the selection process, we applied three “screens” to the universe of all public companies:

•	Screen #1 Pennsylvania institutions with assets between $450 million and $1.5 billion, tangible equity-to-assets ratios of greater than 6.0%, positive core earnings and return on equity ratios of less than 12.0%. Two companies met the criteria for Screen #1 and both were included in the Peer Group: Harleysville Savings Financial Corp. and TF Financial Corp. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Pennsylvania thrifts.

•	Screen #2 Mid-Atlantic institutions, except for Pennsylvania thrifts, with assets between $450 million and $1.5 billion, tangible equity-to-assets ratios of greater than 8.0%, positive core earnings and return on equity ratios of less than 12.0%. Three companies met the criteria for Screen #2 and all three were included in the Peer Group: American Bancorp of New Jersey, Pamrapo Bancorp, Inc. of New Jersey and Synergy Financial Group of New Jersey. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid Atlantic thrifts.

•	Screen #3. Midwest institutions with assets between $450 million and $1.5 billion, tangible equity-to-assets of greater than 8.0%, positive core earnings and a return on equity ratio of less than 12.0%. Five companies met the criteria for Screen #3 and all five were included in the Peer Group: CFS Bancorp, Inc. of Indiana, First Capital, Inc. of Indiana, First Federal Bankshares of Iowa, HMN Financial, Inc. of Minnesota and Peoples Bancorp of Indiana. Exhibit III-4 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-5 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and ESSA Bank, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of ESSA Bank’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

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[Table to Come]

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A summary description of the key characteristics of each of the Peer Group companies is detailed below.

•	American Bancorp of New Jersey. Selected due to comparable interest-earning asset composition, relatively high equity-to-assets ratio, comparable net interest margin, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets and comparable diversification into higher risk types of lending.

•	CFS Bancorp, Inc. of Indiana. Selected due to comparable net interest margin and relatively high earnings contribution from non-interest operating income.

•	First Capital, Inc. of Indiana. Selected due to comparable size of branch network, comparable interest-earning asset composition and similar level of operating expenses as a percent of average assets.

•	First Federal Bankshares of Iowa. Selected due to comparable size of branch network, comparable interest-earning asset composition, similar return on assets and relatively high earnings contribution from non-interest operating income.

•	HMN Financial, Inc. of Minnesota. Selected due to comparable size of branch network and comparable interest-earning asset composition

•	Harleysville Savings Financial Corp. of Pennsylvania. Selected due to eastern Pennsylvania market area, comparable asset size and comparable interest-bearing funding composition.

•	Pamrapo Bancorp, Inc. of New Jersey. Selected due to similar loans-to-assets ratio, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets and favorable credit quality measures.

•	Peoples Bancorp of Indiana. Selected due to comparable interest-earning asset composition, relatively high equity-to-assets ratio and comparable level of operating expenses as a percent of average assets.

•	Synergy Financial Group of New Jersey. Selected due to comparable interest-earning asset composition, comparable net interest margin and favorable credit quality measures.

•	TF Financial Corp. of Pennsylvania. Selected due to eastern Pennsylvania market area, comparable asset size, comparable size of branch network, comparable interest-earning asset composition, comparable level of operating expenses as a percent of average assets, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets and favorable credit quality measures.

In aggregate, the Peer Group companies maintained a similar level of tangible capital as the industry average (10.7% of assets versus 10.5% for all public companies), generated slightly higher earnings as a percent of average assets (0.67% ROAA versus 0.60% for all public

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companies), and earned a slightly higher ROE (6.88% ROE versus 6.34% for all public companies). Overall, the Peer Group's average P/B ratio and average P/E multiple were below and above the respective averages for all publicly-traded thrifts.

	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,003		$741
Market capitalization ($Mil)	$427		$113
Equity/assets (%)	11.60%		11.30%
Return on average assets (%)	0.60		0.67
Return on average equity (%)	6.34		6.88

Pricing Ratios (Averages)(1)
Price/earnings (x)	19.46	x	18.55	x
Price/book (%)	154.46%		141.13%
Price/assets (%)	18.31		15.63

(1)	Based on market prices as of November 24, 2006.

Ideally, the Peer Group companies would be comparable to ESSA Bank in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to ESSA Bank, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for ESSA Bank and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and the Peer Group's ratios reflect balances as of September 30, 2006, unless indicated otherwise for the Peer Group companies. ESSA Bank’s equity-to-assets ratio of 8.0% was below the Peer Group’s average net worth ratio of 11.3%. However, the Bank’s pro forma capital position will increase with the addition of stock proceeds and will exceed the Peer Group’s ratio following the stock offering. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 8.0% and 10.7%, respectively. The increase in ESSA

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[Table to Come]

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Bank’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity. Both ESSA Bank’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group’s ratios currently exceeding the Bank’s ratios. On a pro forma basis, the Bank’s regulatory surpluses will likely be comparable to or above the Peer Group’s ratios.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for ESSA Bank and the Peer Group. The Bank’s loans-to-assets ratio of 76.7% was slightly higher than the comparable Peer Group ratio of 71.5%. Comparatively, the Peer Group’s cash and investments-to-assets ratio of 24.1% was slightly above the comparable ratio for the Bank of 18.7%. Overall, ESSA Bank’s interest-earning assets amounted to 95.4% of assets, which approximated the comparable Peer Group ratio of 95.6%.

ESSA Bank’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Bank’s deposits equaled 55.4% of assets, which was below the comparable Peer Group ratio of 68.8%. Comparatively, borrowings were utilized to a greater degree by the Bank, as indicated by borrowings-to-assets ratios of 35.7% and 19.0% for ESSA Bank and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 91.1% and 87.8%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percent of assets will be less than the Peer Group’s ratio.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group’s IEA/IBL ratio is stronger than the Bank’s ratio, based on IEA/IBL ratios of 108.9% and 104.7%, respectively. The additional capital realized from stock proceeds should serve to provide ESSA Bank with an IEA/IBL ratio that approximates or exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

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The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. ESSA Bank’s and the Peer Group’s growth rates are based on growth for the twelve months ended September 30, 2006 or the most recent period available. ESSA Bank’s assets increased at a 10.6% annual rate, which was well above the Peer Group’s asset growth rate of 0.9%. Asset growth for the Bank and the Peer Group were realized through a combination of loan growth as well as growth of cash and investments. The Bank’s growth rates for both loans and cash and investments exceeded the comparable Peer Group growth rates.

Deposits and borrowings funded the Bank’s asset growth, with borrowings increasing at a faster rate than deposits. Asset growth for the Peer Group was substantially funded by deposit growth, as there was only a nominal change in the Peer Group’s borrowings. The Bank posted stronger deposit growth than the Peer Group. Capital growth rates posted by the Bank and the Peer Group equaled 7.3% and 0.4%, respectively. The higher capital growth rate posted by the Bank resulted from the Bank’s lower capital position as well as retention of all of its earnings. Comparatively, despite recording a higher return on assets than the Bank, the Peer Group’s lower capital growth rate reflects the impact of dividend payments as well as stock repurchases. The increase in capital realized from stock proceeds will likely depress the Bank’s capital growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended September 30, 2006, unless otherwise indicated for the Peer Group companies. ESSA Bank and the Peer Group reported net income to average assets ratios of 0.58% and 0.67%, respectively. Higher net interest income and lower operating expenses supported the Peer Group’s higher return. The Bank’s earnings reflected comparative earnings advantages with respect to maintaining a higher level of non-interest operating income and lower loan loss provisions.

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[Table to Come]

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The Peer Group’s stronger net interest margin was realized through maintenance of a higher interest income ratio and a lower interest expense ratio. The Peer Group’s higher interest income ratio was realized through earning a higher yield on interest-earning assets (5.90% versus 5.68% for the Bank), which was supported by the Peer Group’s greater diversification into higher yielding types of lending. The Peer Group’s lower interest expense ratio was supported by maintenance of a lower cost of funds (3.12% versus 3.22% for the Bank) and maintenance of a lower level of interest-bearing liabilities funding assets. Overall, ESSA Bank and the Peer Group reported net interest income to average assets ratios of 2.53% and 2.91%, respectively.

In another key area of core earnings strength, the Peer Group maintained a lower operating expense ratio than the Bank. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 2.45% and 2.30%, respectively. The Bank’s higher operating expense ratio could in part be attributed to higher expenses that tend to accompany generation of non-interest revenues, as the Bank maintained a higher level of non-interest operating income compared to the Peer Group. Consistent with the Bank’s higher operating expense ratio, staffing levels relative to asset size were slightly higher for the Bank. Assets per full time equivalent employee equaled $4.7 million for both the Bank, versus $4.9 million for the Peer Group. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group's operating expenses. At the same time, ESSA Bank’s capacity to leverage operating expenses will be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses),

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the Peer Group’s earnings were stronger than the Bank’s. Expense coverage ratios posted by ESSA Bank and the Peer Group equaled 1.03x and 1.27x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

Sources of non-interest operating income provided a larger contribution to the Bank’s earnings. Non-interest operating income equaled 0.81% and 0.51% of ESSA Bank’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, ESSA Bank’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 73.4% was less favorable than the Peer Group's efficiency ratio of 67.0%. The Peer Group’s more favorable efficiency ratio was realized through maintenance of a higher net interest income ratio and a lower operating expense ratio.

Loan loss provisions had a larger impact on the Peer Group’s earnings, with loan loss provisions established by the Bank and the Peer Group equaling 0.04% and 0.16% of average assets, respectively. The higher loan loss provisions established by the Peer Group was consistent with the higher level of non-performing assets maintained by the Peer Group (see Table 3.6).

Net gains were not a factor in the Bank’s earnings during the twelve month period, while the Peer Group reported net gains equal to 0.04% of average assets. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution particularly during periods of low interest rates and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

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Taxes had a similar impact on the Bank’s and the Peer Group’s earnings, as ESSA Bank and the Peer Group posted effective tax rates of 31.44% and 31.39%, respectively. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 34.0%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions and investment in mortgage-backed securities. The Bank’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (69.9% versus 50.2% for the Peer Group). The Bank’s higher ratio was attributable to maintaining a higher concentration of 1-4 family loans, which was partially offset by the Peer Group’s slightly higher concentration of mortgage-backed securities. Loans serviced for others equaled 3.0% and 14.8% of the Bank’s and the Peer Group’s assets, respectively, thereby indicating a greater influence of mortgage banking activities on the Peer Group’s operations. Servicing intangible assets were not a significant balance sheet item for either the Bank or the Peer Group.

Diversification into higher risk types of lending was slightly greater for the Peer Group. Consumer loans, which includes home equity loans, represented the most significant area of lending diversification for the Bank (7.0% of assets), followed by commercial real estate/multi-family loans (6.5% of assets). The Peer Group’s lending diversification consisted primarily of commercial real estate/multi-family loans (18.5% of assets), while other areas of lending diversification for the Peer Group were fairly evenly distributed between the other loan types. Consumer loans were the only type of lending diversification that was more significant for the Bank in comparison to the Peer Group’s loan portfolio composition. Overall, the Peer Group’s greater degree of lending diversification into higher risk types of lending translated into a higher risk weighted assets-to-assets ratio of 62.4%, versus a comparable ratio of 54.4% for the Bank.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, ESSA Bank’s interest

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[Table Filed via Form SE]

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[Table Filed via Form SE]

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rate risk characteristics were considered to be less favorable than the Peer Group’s. Most notably, ESSA Bank’s lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin, while the Bank and the Peer Group maintained comparable levels of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should provide the Bank with comparable or more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in Bank’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for ESSA Bank and the Peer Group. In general, the relative fluctuations in the Bank’s and the Peer Group's net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, ESSA Bank and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding ESSA Bank’s assets.

Credit Risk

Overall, the credit risk associated with the Bank’s balance sheet was considered to be less than the Peer Group’s, as implied by ESSA Bank’s more favorable credit quality measures for non-performing assets and non-performing loans. As shown in Table 3.6, the Bank’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.09% of assets, versus the comparable Peer Group ratio of 0.80%. Likewise, ESSA Bank’s non-performing loans-to-loans ratio, which does not include accruing loans that are more than 90 days past due, was also lower than the Peer Group’s ratio (0.12% versus 0.88% for the Peer Group). The Bank maintained a higher level of loss reserves as a percent of non-performing loan (570.3% versus 139.1% for the Peer Group), while the Peer Group maintained higher reserves as

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[Table Filed via Form SE]

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a percent of loans (0.78% versus 0.68% for the Bank). Net loan charge-offs were nominal for the Bank, while net loan charge-offs for the Peer Group equaled 0.52% of loans.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of ESSA Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in

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ESSA Bank’s operations and financial condition; (2) monitor ESSA Bank’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including ESSA Bank’s value, or ESSA Bank’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of ESSA Bank coming to market at this time.

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1. Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•	Overall A/L Composition. Loans funded by retail deposits were the primary components of both ESSA Bank’s and the Peer Group’s balance sheets. The Bank’s interest-earning asset composition exhibited a slightly higher concentration of loans, while diversification into higher risk and higher yielding types of loans was greater for the Peer Group. Overall, the Bank’s asset composition provided for a lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio than maintained by the Peer Group. ESSA Bank’s funding composition reflected a lower level of deposits and a higher level of borrowings in comparison to the Peer Group’s ratios. Overall, the Peer Group maintained a lower cost of funds than the Bank. As a percent of assets, the Bank maintained a similar level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which provided for a higher IEA/IBL ratio for the Peer Group. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio will likely be slightly above the Peer Group’s ratio. On balance, RP Financial concluded that the Bank’s pro forma asset/liability composition was a neutral factor in our adjustment for financial condition.

•	Credit Quality. The Bank maintained lower ratios of non-performing assets-to-assets and non-performing loans-to-loans. Loss reserves as a percent of loans were slightly higher for the Peer Group, while the Bank maintained higher loss reserves as a percent of non-performing loans. Net loan charge-offs were higher for the Peer Group and the Peer Group maintained a higher risk weighted assets-to-assets ratio. Overall, in comparison to the Peer Group, the Bank’s measures imply a lower degree of credit exposure and, thus, RP Financial concluded that a slight upward adjustment was warranted for the Bank’s credit quality.

•	Balance Sheet Liquidity. The Peer Group maintained a slightly higher level of cash and investment securities relative to the Bank (24.1% of assets versus 18.7% for the Bank). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be slightly less than the Peer Group’s, based on its current greater utilization of borrowings. Overall, RP Financial concluded that this was a neutral factor in our adjustment for financial condition.

•	Funding Liabilities. The Bank’s interest-bearing funding composition reflected a lower concentration of deposits and a higher concentration of borrowings relative

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to the comparable Peer Group ratios, with the Peer Group maintaining a lower cost of funds than the Bank. In total, the Bank maintained a higher level of interest-bearing liabilities than the Peer Group, which was attributable to ESSA Bank’s lower capital position. Following the stock offering, the increase in the Bank’s capital position should serve to reduce the level of interest-bearing liabilities funding assets to a ratio that is less than the Peer Group’s ratio. Overall, RP Financial concluded that the Bank’s lower pro forma ratio of interest-bearing liabilities funding assets was offset by the Peer Group’s lower cost of funds and higher concentration of interest-bearing funds maintained in deposits. Accordingly, we concluded that this was a neutral factor in our adjustment for financial condition.

•	Capital. The Peer Group operates with a higher equity-to-assets ratio than the Bank. However, following the stock offering, ESSA Bank’s pro forma capital position will exceed the Peer Group’s equity-to-assets ratio. The increase in the Bank’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Bank more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, ESSA Bank’s pro forma balance sheet strength was considered to be slightly more favorable than the Peer Group’s in the areas of credit quality and capital. Accordingly, a slight upward adjustment was applied for the Bank’s financial condition.

2. Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Reported Earnings. The Bank’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.58% of average assets versus 0.67% for the Peer Group). The Bank’s lower return was primarily attributable to a lower net interest margin and higher operating expenses. A higher level of non-interest operating income and lower loan loss provisions represented earnings advantages for ESSA Bank, while net gains and effective tax rates were fairly comparable for the Bank and the Peer Group. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock

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benefit plans. Overall, the Bank’s pro forma reported earnings were considered to be fairly comparable to the Peer Group’s and, thus, RP Financial concluded that no adjustment was appropriate for the Bank’s reported earnings.

•	Core Earnings. Both the Bank’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a lower net interest margin, a higher operating expense ratio and a higher level of non-interest operating income. The Bank’s lower net interest margin and higher level of operating expenses translated into a lower expense coverage ratio (1.03x versus 1.27x for the Peer Group). Similarly, Peer Group’s higher net interest margin and lower level of operating expenses also supported a more favorable efficiency ratio of 67.0% versus 73.4% for the Bank. Loss provisions had a more significant impact on the Peer Group’s earnings, while the Bank’s effective tax rate was similar to the Peer Group’s effective rate. Overall, these measures, as well as the expected earnings benefit the Bank should realize from the redeployment of stock proceeds into interest-earning assets net of the additional expenses associated with the stock benefit plans, indicate that the Bank’s pro forma core earnings will be fairly comparable the Peer Group’s core earnings. On balance, we concluded that no adjustment was appropriate for the Bank’s pro forma core earnings.

•	Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated the degree of volatility associated with the Bank’s and the Peer Group’s net interest margins were comparable. Other measures of interest rate risk, such as capital ratios and IEA/IBL ratios were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that are above the Peer Group ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Credit Risk. Loan loss provisions were a more significant factor in the Peer Group’s earnings. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was slightly greater for the Peer Group. The Bank’s credit quality measures generally indicated less credit risk in comparison to the Peer Group’s credit quality measures, as the Bank maintained a lower level of non-performing assets, higher reserves as a percent of non-performing loans and lower net charge-offs. The Peer Group maintained higher reserves as a percent of loans. On balance, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

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•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank’s historical asset growth was above the Peer Group’s growth, with the Bank’s stronger growth rate supported by higher yielding loan growth. Second, the infusion of stock proceeds will increase the Bank’s earnings growth potential with respect to leverage capacity. Lastly, the Bank’s higher level of non-interest operating income provides greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of unfavorable changes in the yield curve. On balance, this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Return on Equity. The Bank’s current return on equity is comparable to the Peer Group’s return on equity ratio. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, combined with the Bank’s lower return on assets, the Bank’s pro forma return on equity on a core earnings basis will be well below the Peer Group’s return on equity ratio. Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.

Overall, the upward adjustments applied for the Bank’s interest rate risk , credit risk and earnings growth potential were considered to be somewhat negated by the downward adjustment applied for the Bank’s return on equity. Accordingly, we concluded that no adjustment was warranted for this factor.

3. Asset Growth

The Bank recorded stronger asset growth than the Peer Group (10.6% versus 0.9% for the Peer Group), in which the Bank recorded strong growth of loans and cash and investments relative to the comparable Peer Group growth rates. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be above the Peer Group’s tangible equity-to-assets ratio, implying greater leverage capacity for the Bank. Accordingly, on balance, we believe that a slight upward valuation adjustment was warranted for this factor.

4. Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. ESSA Bank’s primary market area for loans and deposits is considered to be Monroe

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County, where the main office and ten out eleven branch locations are maintained. Monroe County has experienced growth in population and household income since 2000, with such growth exceeding the comparable Pennsylvania and U.S. growth rates. Household income for Monroe County was slightly above the Pennsylvania and U.S. measures, while Monroe County’s per capita income was slightly below the Pennsylvania and U.S. measures.

Overall, the markets served by the Peer Group companies were viewed as having less favorable growth characteristics than the Bank’s primary market area. On average, the Peer Group companies serve more populous and slower growing markets than the primary market area served by the Bank. The average and median deposit market shares maintained by the Peer Group companies were slightly less than the Bank’s market share of deposits in Monroe County. In general, the degree of competition faced by the Peer Group companies was viewed as being comparable to the Bank’s competitive environment, given the more rural characteristics of the Bank’s market area compared to the majority of the markets served by the Peer Group companies. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-5. As shown in Table 4.1, Monroe County’s September 2006 unemployment rate was in the middle of the range of unemployment rates indicated for the markets served by the Peer Group companies. On balance, we concluded that a slight upward adjustment was appropriate for the Bank’s market area.

Table 4.1

Market Area Unemployment Rates

ESSA Bank & Trust and the Peer Group Companies(1)

	County	September 2006 Unemployment
ESSA Bank & Trust - PA	Monroe	4.3%

The Peer Group

American Bancorp – NJ	Essex	6.6%
CFS Bancorp, Inc. – IN	Lake	5.3
First Capital Inc. — IN	Harrison	5.2
First Federal Bankshares - IA	Woodbury	3.6
HMN Financial, Inc. - MN	Olmstead	3.2
Harleysville Savings - PA	Montgomery	3.4

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Table 4.1 (continued)

Market Area Unemployment Rates

ESSA Bank & Trust and the Peer Group Companies(1)

	County	September 2006 Unemployment
Pamrapo Bancorp, Inc. – NJ	Hudson	6.1
Peoples Bancorp – IN	DeKalb	5.7
Synergy Financial Group- NJ	Union	5.4
TF Financial Corp. - PA	Bucks	3.6

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5. Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.33% to 3.94%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.87% as of November 24, 2006. As of November 24, 2006, approximately 84% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.09%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for purposes of the Bank’s dividend policy.

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6. Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ Global Select Market. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $52.8 million to $183.4 million as of November 24, 2006, with average and median market values of $112.7 million and $102.9 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 2.8 million to 14.5 million, with average and median shares outstanding of 6.3 million and 4.1 million, respectively. The Bank’s stock offering is expected to have a pro forma market value that will be comparable to the average and median market values indicated for the Peer Group, while shares outstanding for the Bank will be in the upper end of the range of shares outstanding indicated for Peer Group companies. Like all of the Peer Group companies, the Bank’s stock will be quoted on the NASDAQ Global Market following the stock offering. Overall, we anticipate that the Bank’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7. Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as ESSA Bank: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Pennsylvania All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

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A. The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks fluctuated in first half of December 2005, as strong economic news and higher oil prices renewed concerns about inflation and rising interest rates. Acquisitions in the technology and pharmaceutical industries, along with some positive economic news showing a dip in unemployment claims and strong third quarter GDP growth, provided a boost to the broader stock market heading into late-December. However, the gains were not sustained through the end of the year, as higher oil prices, inflation concerns and the inversion of the yield curve pulled stocks lower in late-December.

The broader stock market rallied higher at the start of 2006 on indications that the Federal Reserve was nearing an end to the current cycle of rate increases. In the second week of January, the Dow Jones Industrial Average (“DJIA”) closed above 11000 for the first time since before September 11, 2001. Higher oil prices, some disappointing fourth quarter earnings and worries about Iran pushed stocks lower in mid-January, which was followed by a rebound in the broader stock market in late-January. The late-January gains were supported by some favorable fourth quarter earnings and economic news showing strong December orders for durable goods and lower than expected unemployment. Mixed reaction to some fourth quarter earnings reports and concerns about the housing market cooling off provided for a choppy market during the first half of February. Some favorable economic data, which included a surge in January retail sales and only a slight rise in core consumer prices for January, supported gains in the broader stock market heading into late-February. Major indexes approached multi-year highs in late-February, before faltering at the end of February on economic data showing a decline in consumer

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confidence and the housing market slowing down. However, in early-March 2006, stocks trended lower on concerns that rising global interest rates would hurt corporate profits. Stocks rebounded in mid-March, as economic data showing steady economic growth and little consumer inflation helped to lift the DJIA to a four and one-half year high. Stocks trended lower at the close of the first quarter on interest rate worries, as the Federal Reserve lifted rates another quarter point and hinted at more increases to come.

The broader stock market traded up at the start of the second quarter of 2006, reflecting optimism about first quarter earnings and that tame inflation would bring an end to rate increases by the Federal Reserve. Higher oil prices curbed the positive trend in stocks during mid-April, which was followed by the biggest gain of the year for the DJIA. The release of the minutes from the Federal Reserve’s March meeting, which signaled that the Federal Reserve was about to stop raising rates served as the catalyst to the rally. Stocks generally edged higher through the end of April, as investors focused on strong first quarter earnings reports by a number of blue chip stocks. However, the positive trend was somewhat subdued by new inflation fears resulting from March economic data. Lower oil prices and a strong retail sales report for April helped to lift the DJIA to a six year high in early-May. Stocks traded flat on news of another rate increase by the Federal Reserve, which was followed by a sharp sell-off in mid-May as a larger than expected rise in April consumer prices sparked inflation fears. An upward revision to first quarter GDP growth provided a boost to stocks heading into late-May, but the rally was cut short as a drop in consumer-confidence numbers for May and concerns of slower economic growth hurting corporate profits spurred another sell-off in late-May. Despite closing up on the last day of May, the month of May was the worst monthly performance for the DJIA in eleven months.

The down turn in the broader stock market continued during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases. Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman. Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June. Stocks surged higher following the Federal Reserve meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.

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Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006. The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports. After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August. While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow down. Favorable inflation data reflected in wholesale and retail prices for July provided a boost to stocks in mid-August. Stocks traded in a narrow range before strengthening at the end of August, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. The DJIA moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 mark. The DJIA closed above 12000 heading into late-October, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to rally in the broader market. Stocks traded in a narrow range ahead of the holiday shopping season in late-November. As an indication of the general trends in the nation’s stock markets over the past year, as of November 24, 2006, the DJIA closed at 12280.17 an increase of 12.3% from one year ago and an increase of 14.6% year-to-date, and the NASDAQ closed at 2460.26 an increase of 8.7% from one year ago and an

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increase of 11.6% year-to-date. The Standard & Poors 500 Index closed at 14006.95 on November 24, 2006, an increase of 10.5% from one year ago and an increase of 12.2% year-to-date.

The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift issues have paralleled trends in the broader market. Thrift issues generally eased lower during early-December 2005, reflecting concerns about higher interest rates and the strength of the housing market. Signals from the Federal Reserve that it could stop raising rates sometime in 2006 and easing inflation fears on lower than expected revised third quarter GDP growth lifted thrift stocks going into late-December. However, weakness in the broader market and an inverted yield curve pressured thrift stocks lower at year end.

Thrift stocks participated in the broader stock market rally at the beginning of the New Year, as interest rate sensitive issues benefited from news that rate increases by the Federal Reserve may be nearing an end. Thrift stocks continued to parallel the broader market in mid-January, as the sector traded down following some disappointing fourth quarter earnings caused by net interest margin compression. Short covering and a slight improvement in the yield curve provided for a brief rebound in thrift stocks in late-January 2006, followed by a downward move in the sector at the end of January as investors anticipated another rate hike by the Federal Reserve. The downward trend in thrift stocks continued through mid-February, reflecting concerns that valuations were too high in light of a number of thrift issues experiencing a weaker earnings outlook due to spread compression resulting from the inverted yield curve. Thrift stocks strengthened along with the broader market heading into late-February, as mortgage lenders benefited from inflation data that showed only a small rise in core consumer prices for January and news that housing starts surged in January. Comparatively, reports of declining home sales, lower consumer confidence and higher oil prices depressed thrift stocks at the end of February and the first week of March. Thrift stocks rebounded in conjunction with the broader market in mid-March 2006, as interest rate sensitive issues benefited from tame inflation data reflected in the February consumer price index. The proposed acquisition of North Fork Bancorp by Capital One helped to further the advance in thrift stocks, particularly in the Northeast states. Higher interest rates pushed thrift stocks lower in late-March, particularly after the Federal Reserve increased rates another quarter point and indicated that more rate increases were likely.

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Thrift issues traded in a narrow range during the first half of April 2006, in which mixed earnings reports and concerns about interest rates and inflation provided for an uneven trading market. Thrift stocks spiked higher in conjunction with the broader market heading into the second half of April, as investors reacted favorably to news that the Federal Reserve was contemplating an end to rate increases during its March meeting. The rally in thrift stocks was short-lived, with renewed concerns about interest rates and inflation providing for a modest pull back in thrift stocks during late-April. However, thrift stocks rebounded at the end of April, as comments from the Federal Reserve Chairman fueled speculation that the current cycle of Federal Reserve rate hikes may be nearing an end.

Strength in the broader market sustained a rally in thrift stocks during early-May. Higher interest rates, weakness in the broader market and a drop in consumer confidence pushed thrift stocks lower in mid-May. Inflation fears continued the slide in thrift stocks in late-May, although thrift stocks closed out May advancing in conjunction with the broader market. Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June. Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June. Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns. Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

Activity in thrift stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift stocks along with the broader market in mid-July. Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift stocks, which was followed by a pull back in late-July. Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift stocks. Thrift stocks bounced higher in early-August, as July

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employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates. Mortgage data showing a drop in loan fundings reversed the positive trend in thrift stocks heading into mid-August, which was followed by an upturn in mid-August as thrift stocks participated in the broader market rally that was powered by favorable inflation data. Thrift stocks trended lower in late-August, reflecting concerns of a slowdown in housing. A favorable August employment report provided a boost to the thrift sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and strength in the broader market sustained the upward trend in thrift stocks into mid-October. Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift stocks ahead of the national elections. Favorable inflation data boosted thrifts stocks along with the broader market in mid-November. Weaker than expected housing data pressured thrift stocks lower heading into late-November. On November 24, 2006, the SNL Index for all publicly-traded thrifts closed at 1,784.9 an increase of 9.6% from one year ago and an increase of 10.4% year-to-date.

B. The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues

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are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

Thrift offerings completed over the past year have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. As shown in Table 4.2, one second-step conversion offering and three mutual holding company offerings were the only offerings completed during the past three months. All four of the recent offerings were closed at the top of their super ranges. The only standard conversion offerings completed in 2006, which are considered to be more relevant for purposes of our analysis, were completed by Newport Bancorp, Inc., Newport, Rhode Island (“Newport Bancorp”) and Chicopee Bancorp, Inc., Chicopee, Massachusetts (“Chicopee Bancorp”). Both offerings were completed in July 2006. The average closing pro forma price/tangible book ratio of those two standard conversions equaled 78.1%. On average, the trading prices of those two standard conversion offerings appreciated 35.7% after one week of trading and appreciated 38.1% after one month of trading.

Shown in Table 4.3 are the current pricing ratios for Citizen Community Bancorp, which is the only company that completed a fully-converted offering during the past three months. Citizen Community’s offering was a second-step conversion, which tend to be priced higher on a P/TB basis than a standard conversion. The current P/TB ratio of Citizens Community equaled 100.9%. Citizens Community’s closing stock price on November 24, 2006 was 2.1% below its IPO price.

C. The Acquisition Market

Also considered in the valuation was the potential impact on ESSA Bank’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Pennsylvania. As shown in Exhibit IV-4, there were 14 Pennsylvania thrift acquisitions completed from the beginning of 2003 through November 24, 2006, and there are currently no

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[Table Filed via Form SE]

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[Table Filed via Form SE]

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acquisitions pending of a Pennsylvania savings institution. The recent acquisition activity involving Pennsylvania savings institutions may imply a certain degree of acquisition speculation for the Bank’s stock. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence ESSA Bank’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in ESSA Bank’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in the overall thrift market, the new issue market and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8. Management

ESSA Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of ESSA Bank’s Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

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9. Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, ESSA Bank will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing ESSA Bank’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in ESSA Bank’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

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RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of November 24, 2006, the pro forma market value of ESSA Bank’s conversion stock was $117,700,000 at the midpoint, equal to 11,770,000 shares at $10.00 per share.

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1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled $3.954 million for the twelve months ended September 30, 2006. In deriving ESSA Bank’s estimated core earnings for purposes of the valuation, the only adjustment made to reported earnings was to eliminate net gains on the sales of loans, which equaled $7,000. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 34.0%, the Bank’s core earnings were determined to equal $3.949 million for the twelve months ended September 30, 2006. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income	$3,954
Less: Gain on sale of loans(1)	(5)

Core earnings estimate	$3,949

(1)	Tax effected at 34.0%.

Based on ESSA Bank’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $117.7 million midpoint value equaled 22.21 times and 22.23 times, respectively, which provided for premiums of 19.7% and 14.8% relative to the Peer Group’s average reported and core P/E multiples of 18.55 times and 19.37 times, respectively (see Table 4.4). At the top of the superrange, the Bank’s reported and core P/E multiples equaled 27.08 times and 27.11 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’s P/E multiples at the top of the superrange reflected premiums of 46.0% and 40.0% on a reported and core earnings basis, respectively.

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[Table Filed via Form SE]

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2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio to ESSA Bank’s pro forma book value. Based on the $117.7 million midpoint valuation, ESSA Bank’s pro forma P/B and P/TB ratios both equaled 76.98%. In comparison to the average P/B and P/TB ratios for the Peer Group of 141.13% and 149.25%, the Bank’s ratios reflected a discount of 45.5% on a P/B basis and a discount of 48.4% on a P/TB basis. At the top of the superrange, the Bank’s P/B and P/TB ratios both equaled 84.96%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the superrange reflected discounts of 39.8% and 43.1%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting premium pricing ratios indicated under the earnings approach.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, ESSA Bank’s value equaled 14.35% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 15.63%, which implies a discount of 8.2% has been applied to the Bank’s pro forma P/A ratio.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock

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proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, Newport Bancorp and Chicopee Bancorp were the most recent standard conversion offerings completed. In comparison to Newport Bancorp’s and Chicopee Bancorp’s average pro closing forma P/TB ratio of 78.1%, the Bank’s P/TB ratio of 77.0% at the midpoint value reflects an implied discount of 1.4%. At the top of the superrange, the Bank’s P/TB ratio of 85.0% reflects an implied premium of 8.8% relative to Newport Bancorp’s and Chicopee Bancorp’s average closing P/TB ratio. Newport Bancorp’s and Chicopee Bancorp’s current average P/TB ratio, based on its closings stock price as of November 24, 2006, equaled 109.9%. In comparison to Newport Bancorp’s and Chicopee Bancorp’s current average P/TB ratio, the Bank’s P/TB ratio at the midpoint value reflects an implied discount of 29.9% and at the top of the superrange the discount narrows to 22.7%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of November 24, 2006, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $117,700,000 at the midpoint, equal to 11,770,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $100,045,000 and a maximum value of $135,355,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 10,004,500 at the minimum and 13,535,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $155,658,250 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 15,565,825. Based on this valuation range, the offering range is as follows: $93,500,000 at the minimum, $110,000,000 at the midpoint, $126,500,000 at the maximum and $145,475,000 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 9,350,000 at the minimum, 11,000,000 at the midpoint, 12,650,000 at the maximum and 14,547,500 at the supermaximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.